Exhibit 5

+ 1 202 663 6000 (t)

+ 1 202 663 6363 (f)

wilmerhale.com

August 26, 2013

TransUnion Holding Company, Inc.

555 West Adams Street

Chicago, Illinois 60661

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by TransUnion Holding Company, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the Company’s 9.625%/10.375% Senior PIK Toggle Notes due 2018 (the “9.625% Notes”), including any additional 9.625% Notes which may, if certain conditions are met, be issued in lieu of cash interest payments on the 9.625% Notes at the Company’s option, and (ii) the Company’s 8.125%/8.875% Senior PIK Toggle Notes due 2018 (the “8.125% Notes,” and, together with the 9.625% Notes, the “Notes”), including any additional 8.125% Notes which may, if certain conditions are met, be issued in lieu of cash interest payments on the 8.125% Notes at the Company’s option, in each case to be offered solely for market-making purposes by an affiliate of the Company. The 9.625% Notes were issued pursuant to an indenture, dated as of March 21, 2012 (the “9.625% Notes Indenture), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the 8.125% Notes were issued pursuant to an indenture, dated as of November 1, 2012 (the “8.125% Notes Indenture,” and, together with the 9.625% Notes Indenture, the “Indentures”), between the Company and the Trustee.

We are acting as counsel for the Company in connection with the Registration Statement. We have examined the Registration Statement, as filed with the Commission, the Indentures, the Notes, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

TransUnion Holding Company, Inc.

August 26, 2013

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

We have assumed the due execution and delivery, pursuant to due authorization, of the Indentures by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee duly authenticated the Notes pursuant to the Indenture. We have also assumed that the Indentures are the valid and binding obligations of the Trustee and are enforceable against the Trustee in accordance with their terms. We have assumed that there will not have occurred after the date of this opinion, any change in law affecting the validity or enforceability of the Notes, and that the Company shall not have taken any action to rescind or otherwise reduce their prior authorization of the Notes.

We express no opinion herein as to the laws of any jurisdiction other than the state law of the State of New York and the Delaware General Corporation Law.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing and (iii) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.

Based upon and subject to the foregoing, we are of the opinion that the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

It is understood that this opinion is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

TransUnion Holding Company, Inc.

August 26, 2013

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Validity of the Securities.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Lillian Brown
Lillian Brown, a Partner

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